Exhibit 99.2

TRIAL SCHEDULE FOR CERTAIN CASES

Below is a schedule, as of February 22, 2013, setting forth by month the number of individual smoking and health cases against Philip Morris USA Inc. that are scheduled for trial through the end of 2013.
2013
Engle progeny
February (0)        May (8)            August (3)         November (5)
March (3)        June (1)            September (4)        December (1)
April (4)        July (3)            October (4)

As of February 22, 2013, no Engle progeny cases were in trial.

Other Individual Smoking & Health

February (0)        May (0)            August (0)         November (0)
March (0)        June (2)            September (1)        December (0)
April (2)        July (1)            October (2)

As of February 22, 2013, no non-Engle progeny cases were in trial.

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